[Halozyme Therapeutics, Inc. Logo]

Halozyme Contact	Media Contact
Robert H. Uhl	Karen Sparks / Joleen Schultz
Senior Director, Investor Relations	Mentus
(858) 704-8264	(858) 455-5500, x275/x215
ruhl@halozyme.com	karen@mentus.com
jschultz@mentus.com

HALOZYME THERAPEUTICS REPORTS 2008 THIRD QUARTER
FINANCIAL RESULTS

SAN DIEGO, November 6, 2008 – Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the drug delivery, endocrinology, oncology, and dermatology markets, today reported financial results for the three and nine months ended September 30, 2008.

“The fundamentals for Halozyme have never been stronger and I am pleased with the initiation of our Phase 2 insulin clinical trial. The study will test our proprietary rHuPH20 hyaluronidase enzyme with two commercially available insulins in diabetic patients,” stated Jonathan Lim, M.D., President and CEO of Halozyme. “Other Halozyme clinical programs are also moving forward expeditiously and Phase 1 studies in our bisphosphonate and PEGPH20 programs should be starting soon. Our five proprietary programs focus on the development of first-in-class or best-in-class compounds that target large commercial markets and the initiation of additional human clinical studies should enhance the value of our pipeline and drive shareholder returns.”

Recent Corporate and Scientific Achievements

•	A Phase 2 insulin clinical trial has been initiated in Type 1 diabetic patients that will compare glycemic control of a standardized liquid meal challenge and insulin pharmacokinetics after administration of each of four dosing regimens: Humulin® R (regular insulin human) with and without rHuPH20 and Humalog® (insulin lispro) with and without rHuPH20. The study is designed to detect faster absorption and a more rapid onset of action for both types of insulin when given in combination with Halozyme’s rHuPH20 enzyme. Results should be available in mid-2009.

•	A clinical study in bladder cancer patients has been initiated that will test immediate post operative (IPOP) intravesical administration of Chemophase, the combination of rHuPH20 with mitomycin C immediately following transurethral resection of bladder tumor (TURBT). Results of this small safety study will be used to support the inclusion of the IPOP dosing regimen as part of the protocol in future Chemophase studies. Halozyme is making preparations to meet with regulatory authorities during the first half of 2009 to discuss the trial design for potential registration studies.

•	Halozyme hosted its first Research Day for financial analysts and the investment community on October 6, 2008 in New York. The well attended event provided a forum for an in depth presentation and discussion by the Halozyme management team of its proprietary product development pipeline, its plans for future clinical trials, and its business strategy. A replay of the meeting can be found on the Halozyme website.

•	The company has recently strengthened its senior management team with the addition of Douglas B. Muchmore, M.D., Vice President, Endocrinology Clinical Development, Patrick O’Connor, Ph.D., Vice President, Research, Michael J. LaBarre, Ph.D., Vice President, Product Development, and James E. Cartoni, Vice President, Legal. Successfully recruiting, developing, and retaining high caliber, experienced executives exemplifies Halozyme’s commitment to exceptional talent.

•	Positive pre-clinical animal efficacy data were presented for PEGPH20 at the American Association for Cancer Research (AACR) Translational Cancer Medicine meeting in Monterey, Calif. on July 21, 2008. The study demonstrated in mouse models that treatment of hormone resistant human prostate cancer with intravenous PEGPH20 in combination with the chemotherapeutic drugs docetaxel (Taxotere®) or liposomal doxorubicin (Doxil®) resulted in a substantial increase in anti-tumor activity. The docetaxel plus PEGPH20 combination treatment demonstrated significantly enhanced survival compared to treatment with docetaxel alone. These results and other findings support initiation of a Phase 1, dose escalation, intravenous, PEGPH20 monotherapy trial that is expected to begin during the first half of 2009 in late stage, refractory cancer patients.

•	Baxter announced it submitted an IND to the FDA to conduct a Phase 3 clinical trial with GAMMAGARD LIQUID plus Halozyme’s Enhanze™ Technology as a subcutaneous injection via a single site for the treatment of primary immune deficiency.

Third Quarter 2008 Financial Results

•	Net loss for the third quarter of 2008 was $10.9 million, or $0.14 per share, compared with a net loss for the third quarter of 2007 of $7.0 million, or $0.09 per share. Net loss for the nine months ended September 30, 2008 was $31.8 million, or $0.40 per share, compared with a net loss of $15.2 million, or $0.21 per share, for the comparable period last year.

•	Revenues for the third quarter of 2008 were $2.5 million, compared with $943,000 for the third quarter of 2007. Revenues under collaborative agreements for the third quarter of 2008 were $2.2 million, compared with $758,000 for the third quarter of 2007. Revenues under collaborative agreements in the third quarter of 2008 primarily consisted of the amortization of upfront fees received from Baxter and Roche of $588,000 and research and development reimbursements from Baxter of $847,000 and Roche of $760,000. Revenues under collaborative agreements for the third quarter of 2007 primarily consisted of the amortization of upfront fees received from Baxter and Roche of $477,000 and research and development reimbursements from Baxter of $66,000 and Roche of $214,000.

•	Research and development expenses for the third quarter of 2008 rose to $10.1 million, compared with $6.4 million for the third quarter of 2007, primarily due to an increase in research and development headcount, spending on the PEGPH20, insulin and dermatology clinical and pre-clinical programs, and production costs associated with the manufacturing scale-up of the rHuPH20 enzyme.

•	Selling, general and administrative expenses for the third quarter of 2008 were $3.5 million, compared with $2.8 million for the third quarter of 2007, reflecting increases in compensation expenses due to higher headcount.

•	Cash and cash equivalents totaled $72.5 million as of September 30, 2008, compared with $97.7 million as of December 31, 2007.

Conference Call

Halozyme management will host a conference call and webcast today to discuss these topics beginning at 1:30 p.m. PST (4:30 p.m. EST). To participate via telephone, please call 888-256-9044 for domestic callers or 706-643-5585 for international callers. The conference ID # is 71335335. A telephone replay will be available for 48 hours by dialing 800-642-1687 for domestic callers or 706-645-9291 for international callers. The conference call will be broadcast live over the Internet at www.halozyme.com and the replay will be available on the company’s website for 30 days.

Upcoming Corporate Presentations

Halozyme management is scheduled to present at the following investment conferences:

— Lazard Capital Markets 5th Annual Healthcare Conference to be held at the St. Regis Hotel in New York on Tuesday, November 18, 2008 at 2:40 p.m. EST (11:40 a.m. PST)

— Piper Jaffray 20th Annual health Care Conference to be held at the New York Palace Hotel in New York on Wednesday, December 3, 2008 at 3:30 p.m. EST (12:30 p.m. PST).

About Halozyme Therapeutics, Inc.

Halozyme is a biopharmaceutical company developing and commercializing products targeting the extracellular matrix for the drug delivery, endocrinology, oncology and dermatology markets. The company’s portfolio of products and product candidates is based on intellectual property covering the family of human enzymes known as hyaluronidases. The company’s Enhanze™ Technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. Its key partnerships are with Roche to apply Enhanze Technology to Roche’s biological therapeutic compounds for up to 13 targets and with Baxter to apply Enhanze Technology to Baxter’s biological therapeutic product, GAMMAGARD LIQUID 10%. In addition, the company has received FDA approval for two products: Cumulase®, for use in in-vitro fertilization, and HYLENEX, for use as an adjuvant to increase the absorption and dispersion of other injected drugs and fluids. HYLENEX is partnered with Baxter International Inc. Halozyme also has a number of different enzymes in its portfolio that target significant areas of unmet medical need.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, (i) statements relating to the benefits of a faster acting insulin product and (ii) conclusions and implications drawn from clinical and pre-clinical trial data for PEGPH20 and Chemophase) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.

HALOZYME THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES:
Revenue under collaborative agreements	$2,194,325	$757,629	$5,209,897	$1,920,192
Product sales	267,901	185,252	492,066	541,420

Total Revenues	2,462,226	942,881	5,701,963	2,461,612

OPERATING EXPENSES:
Cost of product sales	130,720	59,454	205,036	211,200
Research and development	10,080,775	6,352,397	27,450,454	13,265,645
Selling, general and administrative	3,450,450	2,840,683	11,454,228	7,207,544

Total Operating Expenses	13,661,945	9,252,534	39,109,718	20,684,389

LOSS FROM OPERATIONS	(11,199,719)	(8,309,653)	(33,407,755)	(18,222,777)
Interest income	327,561	1,280,871	1,579,210	3,034,985

NET LOSS	$(10,872,158)	$(7,028,782)	$(31,828,545)	$(15,187,792)

Basic and diluted net loss per share	$(0.14)	$(0.09)	$(0.40)	$(0.21)

Shares used in computing net loss per share, basic and diluted	80,293,800	76,502,867	79,383,614	73,259,130

HALOZYME THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS:
Cash and cash equivalents	$72,493,045	$97,679,085
Accounts receivable	1,495,855	779,825
Inventory	525,428	703,468
Prepaid expenses and other assets	3,715,018	2,014,680

Total current assets	78,229,346	101,177,058
Property and equipment, net	2,523,767	2,283,316

Total Assets	$80,753,113	$103,460,374

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable	$4,140,976	$3,055,637
Accrued expenses	3,705,304	2,502,259
Deferred revenue	3,216,080	3,306,225

Total current liabilities	11,062,360	8,864,121
Deferred revenue, net of current portion	37,731,528	35,963,266
Deferred rent, net of current portion	1,073,416	865,063
Stockholders’ Equity:
Common stock	81,113	77,904
Additional paid-in capital	127,628,664	122,685,443
Accumulated deficit	(96,823,968)	(64,995,423)

Total stockholders’ equity	30,885,809	57,767,924

Total Liabilities and Stockholders’ Equity	$80,753,113	$103,460,374

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